UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 23, 2009

FGX INTERNATIONAL HOLDINGS LIMITED

(Exact name of Registrant as specified in its charter)

British Virgin Islands

(State or other jurisdiction of incorporation)

001-33760	98-0475043
(Commission File Number)	(IRS Employer Identification No.)

500 George Washington Highway

Smithfield, Rhode Island 02917

(Address of principal executive offices, including zip code)

(401) 231-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement

On July 23, 2009, FGX International Holdings Limited (the “Company”) completed the sale of assets related to the Company’s costume jewelry business. In connection with the sale, the Company’s subsidiary FGX International Inc. (“FGX”) entered into the following agreements:

1.  Purchase Order, dated July 23, 2009, issued by Head Link One Co., Limited to FGX to purchase costume jewelry inventory for $900,000 in cash.

2.  Asset Purchase Agreement, dated July 23, 2009, with Crimzon Rose International, LLC (“Crimzon”) relating to the sale of FGX’s costume jewelry customer list (the customers referenced in such list are referred to herein as the “Jewelry Customers”), jewelry display fixtures, intellectual property and certain other assets related to FGX’s costume jewelry business in exchange for $100,000 in cash.

3.  Customer Support Agreement (“CSA”), dated July 23, 2009, with Crimzon pursuant to which FGX will service and maintain Crimzon’s costume jewelry display fixtures located in retail stores of the Jewelry Customers for a period of three years in exchange for the payment of a fee of $23.00 per hour of service provided (“Hourly Fee”). The CSA also requires that Crimzon pay FGX approximately $10,000 per month (the “Availability Fee”) for a period of three years following the date of the CSA. The Availability Fee is subject to decrease by a predetermined amount per customer if a Jewelry Customer ceases to do business with Crimzon. In addition, in the event that Rite Aid (the “Customer”) permanently ceases to order costume jewelry products from Crimzon through no fault of Crimzon, FGX is required to pay Crimzon a termination fee (the “Termination Fee”).  The obligation to pay the Termination Fee expires on the earlier of (i) the date that Crimson enters into a contract to supply costume jewelry to the Customer or (ii) March 31, 2011. The Termination Fee is equal to $350,000 and decreases by $17,500 for each calendar month between the date of the CSA and the date that the Customer ceases to order costume jewelry products from Crimzon.  The termination fee can be paid, at FGX’s discretion, in the form of credits against the Hourly Fee and the Availability Fee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FGX INTERNATIONAL HOLDINGS LIMITED
(Registrant)

July 23, 2009	By:	/s/ Anthony Di Paola
Anthony Di Paola
Executive Vice President,
Chief Financial Officer and Treasurer